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                                 EMPLOYMENT AGREEMENT
                      FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER


     NURESCELL, INC., a Nevada corporation, with its principal place of business located at 2030 Main Street, Irvine, California 92677, hereinafter referred to as Employer, and ADRIAN JOSEPH, 27451 Maverick Circle, Laguna Hills, California 92653, hereinafter referred to as Employee, in consideration of the mutual promises made herein, agree as follows:

                            ARTICLE 1. TERM OF EMPLOYMENT

                                   SPECIFIED PERIOD

     Section 1.01. Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of three years beginning June 1, 1998 and terminating on June 1, 2001.

                                  AUTOMATIC RENEWAL

     Section 1.02. This agreement shall be renewed automatically for succeeding terms of one (1) year unless either party gives notice to the other at least sixty (60) days prior to the expiration of any term of his intention not to renew.

                    ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

                                    GENERAL DUTIES

     Section 2.01. Employee shall serve as the President of Nurescell, Inc. In his capacity as President of Nurescell, Inc., Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, including the hiring and firing of all employees, subject at all times to the policies set by Employer's Board of Directors, and to the consent of the Board when required by the terms of this contract.

                   MATTERS REQUIRING CONSENT OF BOARD OF DIRECTORS

     Section 2.02. Employee shall not, without specific approval of Employer's Board of Directors, do or contract to do any of the following:

     (1) Borrow on behalf of Employer during any one fiscal year an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

     (2) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors.

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                                  EXHIBIT 6.1
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     (3)  Sell any single capital asset of Employer having market value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or a total of capital assets during a fiscal year having a market value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

     (4) Commit employer to the expenditure of more than $250,000.00 in the development and sale of new products or services.

                           DEVOTION TO EMPLOYER'S BUSINESS

     Section 2.03. (a). Employee shall devote his productive time, ability and attention to the extent necessary and appropriate to carry out the duties as President of the Corporation during the term of this contract.

     (b) Nothing contained herein shall prevent Employee from pursuing directly or indirectly other opportunities for performing other services for other companies, whether for compensation or otherwise, provided, however, that Employee shall notify the Board of Directors of such activities. If the Board should object said additional activities, then in that event, the Board shall be entitled to place reasonable restrictions upon said additional activities. The expenditure of reasonable amounts of time for permissible outside activities, E.G., educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors.

     (c) This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer without the prior approval of the Board of Directors..

                                COMPETITIVE ACTIVITIES

     Section 2.04. During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

                          UNIQUENESS OF EMPLOYEE'S SERVICES

     Section 2.05. Employee hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be

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entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.

                                    TRADE SECRETS

     Section 2.06. (a). The parties acknowledge and agree that during the terms of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and processes of Employer, including without limitation, financial, personnel, sales, scientific, and other information that is owned by Employer and regularly used in the operation of Employer's business, and that such information constitutes Employer's trade secrets.

     (b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

     (c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer, either during the term of this agreement.

     (d) Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior written consent of Employer's Board of Directors.

                                USE OF EMPLOYEE'S NAME

     Section 2.07. (a). Employer shall have the right to use the name of Employee as part of the trade name or trademark of Employer if it should be deemed advisable to do so. Any trade name or trademark, of which the name of Employee is a part, that is adopted by Employer during the employment of Employee may be used so long as Employee remains President of said Employer.

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                         ARTICLE 3.  OBLIGATIONS OF EMPLOYER

                                 GENERAL DESCRIPTION

     Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement as specified in this agreement.

                                   OFFICE AND STAFF

     Section 3.02. Employer shall provide Employee with a private office, stenographic help, office equipment, supplies, and other facilities and services, suitable to Employee's position and adequate for the performance of his duties.

                        INDEMNIFICATION OF LOSSES OF EMPLOYEE

     Section 3.03. Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.

                         ARTICLE 4.  COMPENSATION OF EMPLOYEE

                                    ANNUAL SALARY

     Section 4.01. (a). As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of One Eighty Thousand Dollars ($180,000.00) per year, payable Fifteen Thousand Dollars ($15,000.00) per month on or before the 26th day of each month or more frequently as the Board of Directors may determine during the term of said employment.

     (b) Employee shall receive such annual increases in salary as may be determined by Employer's Board of Directors in its sole discretion at its annual meeting.

                        SALARY CONTINUATION DURING DISABILITY

     Section 4.02. If Employee for any reason whatsoever becomes permanently disabled so that he is unable to perform the duties prescribed herein, Employer agrees to pay Employee fifty (50%) percent of Employee's annual salary, payable in the same manner as provided for the payment of salary herein, for the balance of the contract.

                                   TAX WITHHOLDING

     Section 4.03. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and

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Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

                            REPAYMENT OF DISALLOWED SALARY

     Section 4.04. In the event that any portion of the compensation paid by Employer to Employee is disallowed as an income tax deduction on an income tax return of Employer, Employee agrees to immediately repay to Employer the full amount of that portion.

                           ARTICLE 5.  EMPLOYEE INCENTIVES

                         PROFIT-SHARING BASED ON PERFORMANCE

     Section 5.01.(a). For each fiscal year of Employer in which the pre-tax net profits of Employer exceed Three Hundred Thousand Dollars ($300,000.00) over the previous year. Employer agrees to pay Employee, within two and one-half months after the close of that fiscal year, an annual profit-sharing payment equal to ten (10%) percent of that excess.

     (b) If the employment term is terminated by Employer for cause, Employee shall not be entitled to any portion of the annual profit-sharing payment for the fiscal year in which that termination occurs. However, if this contract should expire or be terminated for reasons other than cause, Employee shall be entitled to that portion of the annual profit sharing payment that the number of months during the fiscal year that he was employed hereunder bears to 12 months.

     (c) For the purpose of determining the amount of the annual profit sharing bonus, the net profits of Employer shall be determined by the firm of independent certified accountants then employed by Employer.

                                     STOCK BONUS

     Section 5.02. (a). Employer agrees to transfer to Employee each year during the employment term, within two and one-half months after the close of each fiscal year during all of which the Employee served as President of the Employer, the number of shares of Employer's stock as may be determined by the Board of Directors.

                                     STOCK OPTION

     Section 5.03.(a). Employer hereby grants Employee an option to purchase One Hundred Thousand (100,000) shares per year of Employer's common stock at a purchase price of One Dollar ($1.00) per share. This option may be exercised in whole or in part, but may only be exercised in lots of Ten Thousand (10,000) shares or more. Employee shall not have any of the

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rights of, nor be treated as, a shareholder with respect to the shares subject to this option until he has exercised the option and has become the shareholder of record of those shares.

     (b)  This option is not assignable.

     (c) This option may only be exercised by Employee during the term of his employment hereunder. However, in the event that the employment term is terminated by Employer for reasons other than cause, Employee shall retain the right to exercise any unused portion of the option until June 1, 2001.

                            ARTICLE 6.  EMPLOYEE BENEFITS

                                   ANNUAL VACATION

     Section 6.01. Employee shall be entitled to three (3) weeks vacation time each year with full pay. Employee may be absent from his employment for vacation only at such times as Employer's Board of Directors shall determine from time to time. If Employee is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year or may receive a cash payment in any amount equal to the amount of annual salary attributable to that period.

                                       ILLNESS

     Section 6.02. Employee shall be entitled to fifteen days per year as sick leave with full payment.

                                    DEATH BENEFITS

     Section 6.03. If Employee should die during the employment term and if Employee has a surviving spouse at that time, Employer agrees to pay the spouse the sum of one-half (1/2) of the salary stated herein per month for the remainder of the Employment Agreement.

                                   MEDICAL COVERAGE

     Section 6.04. Employer agrees to include Employee in the coverage of its medical, major medical, hospital, dental, and eye care insurance, if any. Employer further agrees to reimburse Employee for all medical and dental expenses incurred by Employee, his souse, and those of his children who qualify as his dependents under Section 152 of the Internal Revenue Code of 1986; provided, however, that those reimbursements shall be limited to the expenses, or portions thereof, not covered by insurance.

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                                    LIFE INSURANCE

     Section 6.05.(a). At Employee's option, Employer agrees to obtain a life insurance policy on the life of Employee in the face amount of $250,000.00. Employer further agrees to make that insurance policy payable to the beneficiary or beneficiaries designated by Employee. Employer agrees to pay all premiums on the policy during the term of employment provided herein.

     (b) Employee agrees to submit to a physical examination at any time requested by Employer for the purpose of Employer's obtaining life insurance on the life of Employee for the benefit of Employer; provided, however, that Employer shall bear the entire cost of that examination.

                            ARTICLE 7.  BUSINESS EXPENSES

                                  USE OF CREDIT CARD

     Section 7.01. All business expenses reasonably incurred by Employee in promoting the business of Employer, including expenditures for entertainment, gifts, and travel, are to be paid for, insofar as possible, by the use of credit cards in the name of Employer which will be furnished to Employee.

                       REIMBURSEMENT OF OTHER BUSINESS EXPENSES

     Section 7.02. (a). Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer.

     (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

     (c) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

                           REPAYMENT OF DISALLOWED EXPENSES

     Section 7.03. In the event that any expenses paid for Employee or any reimbursement of expenses paid to Employee shall, on audit or other examination of Employer's income tax returns, be determined not to be allowable deductions from Employer's gross income, and in the further event that this determination shall be acceded to by the Employer or made final by the

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appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Employee shall repay to Employer the full amount of the disallowed expenses.

                        ARTICLE 8.  TERMINATION OF EMPLOYMENT

                                TERMINATION FOR CAUSE

     Section 8.01. (a) Employer reserves the right to terminate this agreement if Employee wilfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

     (b) Employer may at its option terminate this agreement for the reasons stated in this Section by giving forty-five (45) days written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.

     (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

     (d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

                              TERMINATION WITHOUT CAUSE

     Section 8.02 (a) This agreement shall be terminated upon the death of Employee.

     (b) Employer reserves the right to terminate this agreement not less than six (6) months after Employee suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such a termination shall be effected by giving forty-five (45) days' written notice of termination to Employee. Termination pursuant to this provision shall not prejudice Employee's rights to continued compensation pursuant to
Article 4 of this agreement.

     (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

                 EFFECT OF MERGER, TRANSFER OF ASSETS, OR DISSOLUTION

     Section 8.03 (a) This agreement shall be terminated by any voluntary or involuntary dissolution of Employer; provided, however, that if said dissolution is the result of either a

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merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer, then at the option of Employee, he shall be entitled to be paid the balance remaining under this agreement as a condition precedent to the above-specified events.

                                PAYMENT ON TERMINATION

     Section 8.04. Notwithstanding any provision of this agreement, if Employer terminates this agreement at any time prior to its expiration regardless of cause, it shall pay Employee, as a condition thereof, an amount equal to one and one-half (1 1/2) years annual salary at the then current rate of compensation.

                               TERMINATION BY EMPLOYEE

     Section 8.06. Employee may terminate his obligations under this agreement by giving Employer at least a two (2) months notice in advance.

                            ARTICLE 9.  GENERAL PROVISIONS

                                       NOTICES

     Section 9.01. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below. Notices shall be addressed to:

     Nurescell, Inc.
     2030 Main Street
     Irvine, California 92677
     Facsimile:

     Adrian Joseph
     27451 Maverick Circle
     Laguna Hills, California 92653
     Facsimile: (949) 425-3982

                              ATTORNEYS' FEES AND COSTS

     Section 9.02. If any legal action based in contract law is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

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                                   ENTIRE AGREEMENT

     Section 9.03. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

                                    MODIFICATIONS

     Section 9.04. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

                                   EFFECT OF WAIVER

     Section 9.05. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

                                  PARTIAL INVALIDITY

     Section 9.06. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                               LAW GOVERNING AGREEMENT

     Section 9.07. This agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree to submit to the jurisdiction and venue of the Orange County Superior Court.

                              SUMS DUE DECEASED EMPLOYEE

     Section 9.08. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's spouse, if any, or if employee is not married, then to his heirs.

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                   ARTICLE 10.  APPROVAL OF THE BOARD OF DIRECTORS

     Section 10.01. The Board of Directors has approved the terms of this Agreement and shall execute an appropriate resolution which shall be certified by the Secretary thereof.

                  ARTICLE 11.  COUNTERPARTS; EXECUTION BY FACSIMILE

     Section 11.01. This Agreement and/or any amendments to this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement is effective when each party has received an executed version transmitted to such party via facsimile by the other party.

     Executed on ___________, 19_____, at _________________, California.



EMPLOYER                                  EMPLOYEE

NURESCELL, INC., a Nevada
Corporation

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                                          ADRIAN JOSEPH
By
  -----------------------------
Chairman of the Board

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